                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  ACE Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                  [ACE LOGO]

                       NOTICE OF ANNUAL GENERAL MEETING

                                                                  April 3, 2001
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

   The Annual General Meeting of ACE Limited (the "Company") will be held on Friday, May 11, 2001, at 9:00 a.m. at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda, for the following purposes:

  1. To elect five directors to hold office until 2004;

  2. To vote on a proposal to amend the ACE Limited 1998 Long-Term Incentive
     Plan;

  3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001; and

  4. To transact such other further business, if any, as lawfully may be brought before the meeting.

   Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 30, 2001, are entitled to notice of, and to vote at, the Annual General Meeting.

   PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

                                  ACE LIMITED

                               The ACE Building
                             30 Woodbourne Avenue
                            Hamilton HM 08 Bermuda

                                 April 3, 2001

                                PROXY STATEMENT

   The Board of Directors of ACE Limited (the "Company") is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 9:00 a.m. on Friday, May 11, 2001, at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the "Notice of Annual General Meeting" attached hereto.

   Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

   Only holders of Ordinary Shares of record as of the close of business on March 30, 2001 will be entitled to vote at the meeting. As of the close of business on March 30, 2001, there were outstanding 231,383,700 Ordinary Shares of the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company's Amended and Restated Articles of Association (the "Articles")).

   The election of each nominee for director and the ratification of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of a majority of the votes cast at the Annual General Meeting; provided there is a quorum (consisting of not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting). The approval of the amendment of the ACE Limited 1998 Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast at the Annual General Meeting; provided that the total votes cast on the proposal represent over 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting. The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal and "broker non-votes" will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, absentions and "broker non-votes" will have no effect on the outcome of the proposals to elect directors, to approve the amendment of the ACE Limited 1998 Long-Term Incentive Plan or to ratify the appointment of the Company's independent accountants.

   A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 2000 accompanies this Proxy Statement.

   This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about April 9, 2001.

   The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

                             ELECTION OF DIRECTORS
                            (Item A on Proxy Card)

   The Company's Articles provide that the Company's Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Company's Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting. The Board of Directors has set the number of directors at 16.

   The Executive Committee of the Company's Board of Directors has nominated Brian Duperreault, Robert M. Hernandez, Peter Menikoff, Robert Ripp and Dermot
F. Smurfit for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2004 and until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company. There will be a vacancy on the Board of Directors as a result of Glen M. Renfrew's retirement.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

   It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

   Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

Nominees for Election to Terms Expiring in 2004

   Brian Duperreault, age 53, has been a director of the Company since he joined the Company in October 1994. Mr. Duperreault has served as Chairman and Chief Executive Officer of the Company since November 1999 and as Chairman, President and Chief Executive Officer of the Company from October 1994 through November 1999. Prior to joining the Company, Mr. Duperreault had been employed with American International Group ("AIG") (insurance) since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc., a subsidiary of AIG, from April 1994 to September 1994. Mr. Duperreault was President of American International Underwriters Inc. from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as a member of The American Academy of Actuaries, a member of the Board of Trustees of Saint Joseph's University, a member of the College of Insurance's Board of Trustees and a director of the Bank of N.T. Butterfield & Son (Bermuda).

   Robert M. Hernandez, age 56, has been a director of the Company since September 1985. Mr. Hernandez has served as Vice Chairman and Chief Financial Officer of USX Corporation ("USX") (energy and steel) since December 1994, as Executive Vice President--Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President-- Finance & Treasurer from October 1990 to October 1991. In addition to being a director of USX, Mr. Hernandez is a director and chairman of RTI International Metals, Inc.; a director of the Strategic Investment Fund, Inc. and the Pennsylvania Chamber of Business and Industry; vice chairman, board of trustees of the BlackRock Funds; and a member of the Pennsylvania Business Roundtable.

   Peter Menikoff, age 60, has been a director of the Company since January 1986. Mr. Menikoff is currently a private investor and has been interim chief financial officer of Vlasic Foods International Inc. since February 2000. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Previously, Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation (energy) since June 1995. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

   Robert Ripp, age 59, has been a director of the Company since December 1991. Robert Ripp is Chairman of the Board and director of Lightpath Technologies (fiber optics components manufacturing), a Nasdaq listed company. Mr. Ripp also serves as a director of Lightchip Inc., a privately held fiber optics development venture. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated (electrical connectors) from August 1998 through May 1999. Mr. Ripp served as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1998, as Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993 and as a director of AJ Gallagher Inc. (NYSE), an insurance brokerage company.

   Dermot F. Smurfit, age 56, has been a director of the Company since August 1997. Mr. Smurfit has been Joint Deputy Chairman of Jefferson Smurfit Group plc ("Jefferson Smurfit") (paper, paperboard and packaging) since January 1984, Chairman and Chief Executive of Jefferson Smurfit's continental European operations from 1994 to 1997, Director of Sales and Marketing since 1997, and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is also a director of Smurfit Stone Container Corporation, a U.S. listed associate of The Smurfit Group. Mr. Smurfit is a member of the Board of Confederation of European Paper Industries and a member of the advisory Board of AON Groupe Nederland.

Directors Whose Terms of Office Will Continue after this Meeting

 Directors Whose Terms Expire in 2002

   Meryl D. Hartzband, age 46, has been a director of the Company since May 1996. Ms. Hartzband is the Investment Director and a Principal of MMC Capital Inc. (insurance). Ms. Hartzband served as a Managing Director of J.P. Morgan International Capital Corporation (commercial and investment banking), a subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan") from August 1994 to February 1999. From 1982 through August 1994, Ms. Hartzband was employed with J.P. Morgan in various capacities.

   Donald Kramer, age 63, has been a director and Vice Chairman of the Company since July 1996 when the Company acquired ACE Tempest Reinsurance Company Limited (formerly, Tempest Reinsurance Company Limited; "ACE Tempest Re"), and was President of ACE Tempest Re from 1996 until 1999. Mr. Kramer served as Chairman or Co-Chairman of the Board of ACE Tempest Re from its formation in September 1993 until July 1996. Prior to the formation of ACE Tempest Re, Mr. Kramer was President of Kramer Capital Corporation (venture capital investments) from March to September 1993, President of Carteret Federal Savings Bank (banking) from August 1991 to March 1993, Chairman of the Board of NAC Re Corporation (reinsurance) from June 1985 to June 1993, Chairman of the Board and Chief Executive Officer of KCP Holding Company (insurance) from July 1986 to August 1991 and of its affiliates, KCC Capital Managers (insurance investments) and Kramer Capital Consultants, Inc. (insurance investments), as well as Chairman of the Board of its subsidiary, National American Insurance Company of California (insurance) from September 1988 to August 1991. Mr. Kramer is a director of National Benefit Life Insurance Company of New York City, a wholly-owned subsidiary of Citigroup, a director of Mapfre America, and a member of the Board of Trustees of the Brooklyn College Foundation.

   Roberto G. Mendoza, age 55, has been a director of the Company since November 1999 and previously served as a director of the Company from 1985-1996. Mr. Mendoza is Chairman of Egg plc (banking). Mr. Mendoza served as a managing director of Goldman, Sachs and Co. (banking) from September 2000 until January 2001. Mr. Mendoza served as Vice Chairman and director of the Boards of J.P. Morgan & Co. Incorporated and its subsidiary Morgan Guaranty Trust Company of New York (banking) from 1990 to April 12, 2000. Mr. Mendoza is a director of Prudential Banking PLC, Reuters Group PLC, and Vitro S.A.

   Walter A. Scott, age 63, has been a director of the Company since September 1989. Mr. Scott served as a consultant to the Company from October 1994 until September 1996. Mr. Scott served as Chairman, President and Chief Executive Officer of the Company from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September 1989 to March 1991. Mr. Scott is a director of Annuity and Life Re, Ltd. and a trustee of Lafayette College.

   Sidney F. Wentz, age 69, has been a director of the Company since May 1993. Mr. Wentz served as the Chairman of the Board of Trustees of The Robert Wood Johnson Foundation (charitable foundation) from June 1, 1989 through June 1999. From February 1987 until July 1988, Mr. Wentz served as Chairman and Chief Executive Officer of Crum & Forster, Inc. (insurance). Mr. Wentz is a director of Castle Energy Corporation, a director of The Bank of Somerset Hills, and a trustee of Drew University.

 Directors Whose Terms Expire in 2003

   Michael G. Atieh, age 47 has been a director of the Company since September 1991. Mr. Atieh has served as Senior Vice President and Chief Financial Officer of Dendrite International, Inc. (software) since October 2000, as Vice President, U.S. Human Health, a division of Merck & Co., Inc. ("Merck") (pharmaceuticals) from January 1999 to September 2000, as Senior Vice President--Sales of Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly-owned subsidiary of Merck from April 1994 to December 1998, as Vice President--Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

   Bruce L. Crockett, age 57, has been a director of the Company since May 1995. Mr. Crockett is currently a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation ("COMSAT") (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. Mr. Crockett was an employee of COMSAT since 1980 and held various operational and financial positions including Vice President and Chief Financial Officer. Mr. Crockett is Chairman of the Board of NETSAT28, Datapipe.com and Teletronics International Inc. Mr. Crockett is also a director of International Business Network for World Commerce & Industry, Ltd. (IBNET), Para-Protect Services, Inc., the AIM Mutual Funds Boards, and DATABID.COM. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester.

   Thomas J. Neff, age 63, has been a director of the Company since May 1997. Mr. Neff has been with Spencer Stuart & Associates, N.A. ("Spencer Stuart") (executive search consulting) since 1976 serving as President of the worldwide firm from 1979 to 1996. Since 1996, Mr. Neff has served as chairman of Spencer Stuart, U.S. Mr. Neff is a director of EXULT, Inc. and various mutual funds managed by Lord, Abbett & Co.

   Robert W. Staley, age 66, has been a director of the Company since January 1986. Mr. Staley retired March 1, 2000 as an officer and director of Emerson Electric Co. ("Emerson") (electric equipment) where he had been employed since 1975, serving as Vice Chairman since November 1988. Mr. Staley continues to serve Emerson as a Senior Advisor.

   Gary M. Stuart, age 60, has been a director of the Company since March 1988. Mr. Stuart has been Chief Financial Officer of Optimum Logistics Inc. (Internet-based logistics services) since August 2000. From January through May 2000, Mr. Stuart was an Executive-in-Residence at the Lubin School of Business at Pace University and was on the adjunct faculty at Fairfield University. From 1981 until November 30, 1999, Mr. Stuart was an employee of Union Pacific Corporation (transportation), serving as its Executive Vice President and Chief Financial Officer from June 1998 through November 1999 and as its Vice President and Treasurer from January 1990 through May 1998.

   There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Meetings and Committees of the Board of Directors

   During the year ended December 31, 2000, all incumbent directors, except Mr. Mendoza, attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member (during the period served). Mr. Mendoza attended 75% of the Board meetings and 50% of the meetings of the Executive Committee and the Compensation Committee held during 2000.

   The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Finance Committee.

 Audit Committee

   The Audit Committee is composed entirely of non-management directors, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. The Audit Committee provides oversight of the financial reporting process, the system of internal controls, the audit process, the performance of the Company's internal auditors and the performance and independence of the independent accountants. The Audit Committee is comprised of Sidney F. Wentz (Chairman), Michael G. Atieh, Bruce
L. Crockett, Peter Menikoff, Robert Ripp and Gary M. Stuart. The Audit Committee operates under a written charter, a copy of which is attached as Exhibit A to this proxy statement. The Audit Committee held four meetings during the year ended December 31, 2000.

 Compensation Committee

   The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is comprised of Bruce L. Crockett (Chairman), Robert M. Hernandez, Roberto G. Mendoza, Thomas J. Neff and Sidney
F. Wentz. The Compensation Committee held four meetings during the year ended December 31, 2000.

 Executive Committee

   Except as expressly limited by applicable law, by the Company's Memorandum of Association or Articles or by the Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board and to serve as a strategic sounding board for the Chairman and Chief Executive Officer of the Company. The Executive Committee also has responsibility for nominating directors and to review and make recommendations to the full Board regarding director compensation. The Executive Committee will consider a shareholder's suggestion for candidates if mailed to:
Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda. Any such suggestion with respect to directors to be elected at the Annual General Meeting to be held in 2002 must be received not later than March 12, 2002 and must comply with Article 40 of the Company's Articles. The Executive Committee also makes recommendations concerning succession plans for senior executive officers of the Company and reviews the development and performance of the Company's senior executive officers. The Executive Committee is comprised of Robert M. Hernandez (Chairman), Brian Duperreault, Donald Kramer, Roberto G. Mendoza, Thomas J. Neff and Robert W. Staley. The Executive Committee held four meetings during the year ended December 31, 2000.

 Finance Committee

   The Finance Committee of the Board of Directors reviews the Company's investment policy to ensure that it is consistent with the Company's goals, strategies and objectives. Overall investment guidelines are approved by the Finance Committee to ensure that appropriate levels of portfolio liquidity, credit quality, diversification, and volatility are maintained. The Finance Committee is comprised of Peter Menikoff (Chairman), Meryl D. Hartzband, Glen
M. Renfrew (who will retire from the Board at the Annual General Meeting), Robert Ripp, Walter A. Scott, Dermot F. Smurfit and Gary M. Stuart. The Finance Committee held four meetings during the year ended December 31, 2000.

Director Compensation

   Pursuant to the Company's 1995 Outside Directors Plan, non-management directors of the Company are awarded an annual "retainer award" in the form of Ordinary Shares having a fair market value of $35,000. A director completing less than a full year of service receives a pro rata portion of the annual retainer award. The retainer award is made as of the date of the Company's annual general meeting. The fair market value of the Ordinary Shares is determined as of the award date. The value of any fractional share is generally distributed in cash. Directors vest in the retainer award shares as of the day immediately preceding the next annual general meeting. All retainer award shares become fully vested upon a "change in control" of the Company (as defined in the plan), or if the director ceases service as a director because of death or disability. If a director ceases service as a director for any other reason, all unvested retainer award shares are forfeited.

   In addition, each director who serves as the chairman of any committee of the Board during any plan year quarter is awarded a "committee chairman award" as of the first business day of the next following plan quarter (generally ninety-day periods following the annual general meeting), which award is the number of Ordinary Shares having a fair market value, determined as of such date, of $1,250 per quarter. All shares awarded as a committee chairman award are fully vested at the time of award. In addition, a director may elect to receive his committee chairman award in cash.

   Directors are also paid $3,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors. A director may elect to receive meeting fees in the form of fully vested Ordinary Shares. Directors are also reimbursed for their reasonable expenses in connection with Board service.

   A director may elect to defer the receipt of Ordinary Shares or cash otherwise payable.

   Based on discussions with William M. Mercer, Incorporated, an independent consulting firm, the Board of Directors is considering option grants as an additional compensation tool for outside directors, but no option awards have yet been made.

Certain Business Relationships

   Certain shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain directors and officers and their affiliates, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

   The Company and its subsidiaries pay to affiliates of Marsh & McLennan Companies, Inc. ("Marsh & McLennan") normal and customary commissions for brokerage activities performed in connection with the placing of insurance. William M. Mercer, Incorporated, an employee benefits consulting firm and a wholly-owned subsidiary of Marsh & McLennan, advises the Compensation Committee of the Company's Board of Directors and receives customary fees in connection therewith.

   The Company has entered into a Consulting Agreement dated as of January 1, 2000 with Kramer Capital Corporation. Donald Kramer is a part time employee of Kramer Capital Corporation. Pursuant to the Consulting Agreement, Kramer Capital Corporation provides consulting services to the Company with respect to strategic opportunities and trends in the insurance and financial services industry. The Consulting Agreement specifies that Mr. Kramer and others will be made available to perform these services for the Company. The Company will pay Kramer Capital Corporation fees as agreed in writing from time to time. The Company will also reimburse Kramer Capital Corporation for reasonable out-of-pocket expenses. The Company paid Kramer Capital Corporation approximately $300,000 for services performed during 2000 and expects to pay a similar amount for services to be performed by Kramer Capital Corporation during 2001. Mr. Kramer has no financial interest in Kramer Capital Corporation, either directly or indirectly through a related person, and will receive a salary of $100,000 as compensation for his services to Kramer Capital Corporation during the year 2000.

   In March 1999, the Company made a $250,000 housing loan to Dominic Frederico. In January 2001, the Company loaned Mr. Frederico an additional $350,000. The loans bear interest at 4.75% and 5.61%, respectively, being the "Applicable Federal Rate" as determined in accordance with Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended, as of the date of each loan. On each of March 23, 2000 and March 23, 2001, $50,000, plus interest, of the original note was forgiven. These loans become immediately due if Mr. Frederico resigns from the Company voluntarily or if the Company terminates him for cause.

   In 1988, Capital Re Corporation, which the Company acquired in December 1999, made a loan to Jerome Jurschak, who is now President and Chief Executive Officer of ACE Financial Services (formerly known as Capital Re Corporation). This loan was made in order to equalize the after-tax economic benefits of participation by executives in Capital Re Corporation's 1988 Stock Incentive Plan in connection with awards of shares of restricted stock under such plan. This loan bears interest at the "Applicable Federal Rate" as determined from time to time in accordance with Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended. ACE Financial Services has agreed to forgive the interest on this loan and has granted bonuses to pay income taxes attributable to that forgiveness. This loan is due and payable on the earlier of three years after the termination of employment with ACE Financial Services or the realization by Mr. Jurschak of gain on the sale of the Ordinary Shares of the Company received in exchange for the restricted common stock of Capital Re Corporation granted under such plan. The amount outstanding under this loan is $112,612.

Section 16(a) Beneficial Ownership Reporting Compliance

   Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Dennis Reding was late in reporting a transaction by his wife which has now been reported on his Form 5.

                    BENEFICIAL OWNERSHIP OF ORDINARY SHARES

Directors and Officers

   The following table sets forth information, as of March 15, 2001, with respect to the beneficial ownership of Ordinary Shares by Brian Duperreault, the Company's Chairman and Chief Executive Officer (the Company's "CEO"), the Company's other four most highly compensated executive officers for 2000 (the "Named Executive Officers"), each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column "Ordinary Shares Beneficially Owned." The Ordinary Shares listed for each director and each executive officer constitute less than one percent of the outstanding Ordinary Shares, except for John R. Charman (who is no longer an executive officer of the Company) for whom the shares listed constitute approximately 1.28% of the outstanding Ordinary Shares of the Company. The Ordinary Shares owned by all directors and executive officers as a group, excluding John R. Charman, constitute approximately 3.22% of the outstanding Ordinary Shares.

                                                            Ordinary
                                                             Shares
                                                 Ordinary    Subject
                                                  Shares       to     Restricted
                                               Beneficially  Option    Ordinary
      Name of Beneficial Owner                    Owned        (1)    Shares (2)
      ------------------------                 ------------ --------- ----------
      Brian Duperreault (3)..................     237,589   1,381,666   260,000
      Dominic J. Frederico...................      38,350     320,000   138,000
      John R. Charman (3)....................   2,842,697      86,666    42,500
      Dennis B. Reding.......................      40,581      88,332    71,500
      Donald Kramer..........................     126,531   1,147,729    28,917
      Michael G. Atieh (4)...................      12,176         --      1,230
      Bruce L. Crockett (4)..................      24,220         --      1,230
      Meryl D. Hartzband (4) (5).............       2,457         --      1,230
      Robert M. Hernandez (4)................      44,299         --      1,230
      Roberto G. Mendoza (4).................       6,568         --      1,230
      Peter Menikoff (3) (4).................      24,365         --      1,230
      Thomas J. Neff (4).....................      10,091         --      1,230
      Glen M. Renfrew (3)....................      79,978         --      1,230
      Robert Ripp (4)........................      15,876         --      1,230
      Walter A. Scott (4)....................     213,129     330,000     1,230
      Dermot F. Smurfit......................       3,906         --      1,230
      Robert W. Staley.......................      10,366         --      1,230
      Gary M. Stuart (4).....................       9,082         --      1,230
      Sidney F. Wentz (3)....................      14,363         --      1,230
      All directors & executive officers as a
       group
       (32 individuals)(3)...................   4,431,012   4,918,307 1,120,473

--------
(1) Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of March 15, 2001 pursuant to options.
(2) The reporting person has the right to vote (but not dispose of) the Ordinary Shares listed under "Restricted Ordinary Shares."
(3) Messrs. Duperreault, Charman, Menikoff, Renfrew and Wentz had shared power to vote and/or dispose of 100, 24,619, 10,800, 15,000 and 6,000, respectively, of the Ordinary Shares listed. The directors and officers have shared power to vote and/or dispose of 60,869, in the aggregate, of the shares listed as owned by the directors and officers as a group. The Ordinary Shares listed for Mr. Charman also include 1,973,657 shares subject to trust arrangements for the benefit of Mr. Charman and/or his family for which Mr. Charman does not have power to vote or dispose. On March 19, 2001, the Company announced the departure of Mr. Charman as group president and chief executive officer of the ACE International Group. Accordingly, Mr. Charman is no longer an executive officer of the Company.

(4) The amounts included under "Ordinary Shares Beneficially Owned" and "Restricted Ordinary Shares" include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.
(5) Ms. Hartzband serves as an officer of MMC Capital Inc., which is a subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd. which as of February 28, 2001 held 3,189,613 Ordinary Shares of ACE, representing 1.4 % of the Ordinary Shares outstanding. These shares are not included in Ms. Hartzband's totals.

Other Beneficial Owners

   The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company's outstanding Ordinary Shares as of the dates indicated below.

                                                            Number of
                                                              Shares
                                                           Beneficially Percent
Name and Address of Beneficial Owner                          Owned     of Class
------------------------------------                       ------------ --------
FMR Corp (1)..............................................  15,463,880   6.65%
 82 Devonshire Street
 Boston, Massachusetts 02109-3614

Franklin Resources, Inc. (2)..............................  16,851,229   7.25%
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, California 94404-7777

Putnam Investments, LLC (3)...............................  13,089,908   5.63%
 One Post Office Square
 Boston, MA 02109

State Street Research & Management Company (4)............  12,797,019   5.50%
 One Financial Center
 Boston, MA 02111

Wellington Management Company, LLP (5)....................  15,556,229   6.70%
 75 State Street
 Boston, Massachusetts 02109

--------
(1) As of February 28, 2001, based on information provided to the Company by Fidelity Management & Research Company ("Fidelity") in March 2001. FMR Corp ("FMR") held 15,463,880 Ordinary Shares on behalf of its direct subsidiaries: Fidelity, 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR and a registered investment adviser under the Investment Advisers Act of 1940, was the beneficial owner of 13,927,600 Ordinary Shares as a result of acting as investment advisor to various investment companies. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR, and a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, was the beneficial owner of 367,580 Ordinary Shares as a result of serving as investment manager of the institutional accounts. Fidelity International Limited, Pembroke Hall, 42 Crow Lane, Hamilton Bermuda, an indirect subsidiary of FMR, was the beneficial owner of 1,168,700 Ordinary Shares.
(2) As of December 31, 2000, based on a Schedule 13G filed by Franklin Resources, Inc. ("FRI"). According to such Schedule 13G, FRI is a parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G), of investment advisors to the Franklin/Templeton Group of Funds (the "Adviser Subsidiaries"). As of December 31, 2000, FRI, its principal shareholders and the Adviser Subsidiaries may be deemed to have beneficial ownership of 16,851,229 Ordinary Shares.

(3) As of February 28, 2001, based on information provided to the Company by Putnam Investments, LLC in March 2001.
(4) As of February 28, 2001, based on information provided to the Company by State Street Research & Management Company ("SSRM") in March 2001. SSRM is a registered investment advisor under section 203 of the Investment Advisers Act of 1940. As of February 28, 2001, SSRM, in its capacity as investment advisors, may be deemed to have beneficial ownership of 12,797,019 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. SSRM disclaims any beneficial ownership in such shares.
(5) As of December 31, 2000, based on a Schedule 13G/A filed by Wellington Management Company, LLP ("WMC"). WMC is a registered investment advisor under the Investment Advisers Act of 1940. As of December 31, 2000, WMC, in its capacity as investment advisors, may be deemed to have beneficial ownership of 15,556,229 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class.

   Other than as disclosed above, there are no persons who own of record, or are known by the Company to beneficially own, as of February 28, 2001, more than five percent of the Company's outstanding Ordinary Shares.

                            EXECUTIVE COMPENSATION

   The following table sets forth, in summary form, compensation earned by the Company's CEO and by the Named Executive Officers of the Company for the periods presented.

                          Summary Compensation Table

                                                                                             Long-Term Compensation
                                                           Annual Compensation                       Awards
                                              -------------------------------------------  ---------------------------
                                                                                                           Securities        All
                                                                                             Restricted    Underlying       Other
     Name and                                                               Other Annual       Stock        Options/    Compensation
Principal Position           Fiscal Year (1)   Salary        Bonus        Compensation (2)   Awards (3)    SARs (#)(4)       (5)
------------------           ---------------  --------     ----------     ----------------  -----------    -----------  ------------
Brian Duperreault..........     2000        $875,000     $2,000,000(6)      $284,925             -- (7)      -- (7)       $431,250
 Chairman and Chief             1999        $800,000     $1,400,000         $222,660      $1,158,750(8)  170,000          $330,000
 Executive Officer              1998S       $175,000            --          $ 48,500             --          --           $ 26,250
 ACE Limited                    1998        $662,500     $1,400,000         $207,758      $1,185,000(8)  120,000          $309,375

Dominic J. Frederico.......     2000        $650,000     $1,250,000(6)      $ 81,517             -- (7)      -- (7)       $285,000
 Group President and Chief      1999        $525,000     $  650,000         $153,359      $  772,500(8)   90,000          $176,250
 Executive  Officer, U.S.       1998S       $ 93,750            --               --              --          --           $ 14,063
 and Bermuda Group and          1998        $361,250     $  350,000         $160,769      $2,221,875(8)   75,000          $106,688
 President and Chief
 Operating Officer ACE
 Limited

John R. Charman  (9).......     2000        $616,250     $1,899,413(10)          --              -- (7)      -- (7)       $138,483
 former Group President and     1999        $633,558     $2,436,246(11)          --       $  386,250(8)   60,000          $235,299
 Chief Executive Officer,       1998S       $153,141            --               --              --          --           $ 61,344
 ACE International Group        1998        $153,141     $1,427,433(12)          --              --      100,000          $ 61,344

Dennis Reding..............     2000        $525,000     $  750,000              --              -- (7)      -- (7)       $191,250
 President & CEO                1999        $416,346     $  976,563(13)          --       $  812,813(8)   50,000          $144,952
 ACE USA                        1998S       $ 94,231            --               --              --          --           $ 14,135
                                1998        $264,423     $1,800,000(13)          --       $1,185,000(8)   85,000          $ 56,442

Donald Kramer..............     2000        $525,000(14) $  625,000(6)           --              -- (7)      -- (7)       $172,500
 Vice Chairman                  1999        $547,211     $  500,000              --       $  289,688(8)   50,000          $157,082
 ACE Limited                    1998S       $125,000            --               --              --          --           $ 18,750
                                1998        $493,750     $  500,000              --       $  296,250(8)   50,000          $149,063

-------
(1) During 1999, the Company changed its fiscal year from the twelve months ended September 30 to the twelve months ended December 31. In this table, the 2000 and 1999 fiscal years represent the twelve-month period ended December 31, 2000 and December 31, 1999, respectively. The 1998 fiscal year represents the twelve-month period ending September 30, 1998. The 1998S period represents the three-month period ended December 31, 1998.
(2) Other annual compensation for the year ended December 31, 2000 includes commuting and living expenses in respect of Messrs. Duperreault and Frederico in the amount of $194,000 and $76,151, respectively and in respect of Mr. Duperreault also includes $64,817 for personal travel on the Company's jet; for the year ended December 31, 1999 includes commuting and living expenses in respect of Messrs. Duperreault and Frederico in the amount of $194,000 and $126,500, respectively; for the three months ended December 31, 1998 includes commuting and living expenses of $48,500 in respect of Mr. Duperreault; and for the year ended September 30, 1998 includes commuting and living allowances in respect of Messrs. Duperreault and Frederico in the amounts of $203,683 and $158,619, respectively.
(3) As of December 31, 2000, the number and value of restricted Ordinary Shares held by each of the above named executive officers was: Mr. Duperreault--205,000 ($8,699,688), Mr. Frederico--105,000 ($4,455,938),
    Mr. Kramer--17,917 ($760,353), Mr. Charman--15,000 ($636,563) and Mr.
    Reding--55,000 ($2,334,063). Such values were determined by multiplying the number of shares by $42.4375 (the closing price of the Ordinary Shares on the New York Stock Exchange (the "NYSE") on December 31, 2000).

(4) This column has been adjusted to give effect to the three-for-one stock split of the Ordinary Shares. The record date for the stock split was February 17, 1998 and certificates were mailed to shareholders in connection with the stock split on March 2, 1998.
(5) All other compensation represents contributions by the Company to defined contribution plans on behalf of the named individuals for the above amounts.
(6) These bonuses were awarded with respect to a 15-month period from October 1, 1999 through December 31, 2000.
(7) In order to take into account the performance during 2000, the Compensation Committee decided to make restricted stock and option awards at its February 2001 meeting instead of its November 2000 meeting. Accordingly, there were no restricted stock or option awards during 2000. However, the Compensation Committee intended such awards as compensation for 2000. These awards and grants are therefore reported in the subsequent tables entitled "2001 Restricted Stock Awards" and "2001 Option Grants."
(8) The value of the restricted shares awarded to the individuals in respect of the year ended December 31, 1999 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. With the exception of 15,000 Ordinary Shares awarded to Mr. Reding on July 1, 1999, when the closing price of the Ordinary Shares on the NYSE was $28.4375, all restricted shares awarded in 1999 were awarded on November 18, 1999, on which date the closing price for Ordinary Shares on the NYSE was $19.3125. The value of the restricted shares awarded to the individuals in respect of the year ended September 30, 1998 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on November 12, 1998 ($29.6250), in each case the date of the award. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers, as adjusted to give effect to the stock split, was:

                                                                   Fiscal Fiscal
      Name                                                          1999   1998
      ----                                                         ------ ------
      Brian Duperreault........................................... 60,000 40,000
      Dominic J. Frederico........................................ 40,000 75,000
      Donald Kramer............................................... 15,000 10,000
      John R. Charman............................................. 20,000    --
      Dennis Reding............................................... 35,000 40,000

   With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in 1999, except for 15,000 of the 35,000 restricted Ordinary Shares awarded to Mr. Reding, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards. The restrictions on such 15,000 Ordinary Shares awarded to Mr. Reding in 1999 will lapse at the end of the first anniversary of the date of the award. With respect to the 10,000 restricted Ordinary Shares awarded to Mr.
   Kramer in 1998, the restrictions with respect to one-third of the Ordinary Shares lapse on each of the second, third and fourth anniversary of the date of the award. With respect to the 75,000 restricted Ordinary Shares awarded to Mr. Frederico and the 40,000 restricted Ordinary Shares awarded to Mr. Reding in 1998, the restrictions with respect to one-third of the Ordinary Shares lapse on each of the third, fourth and fifth anniversary of the date of the awards. With respect to the 40,000 restricted Ordinary Shares awarded to Mr. Duperreault in 1998, the restrictions with respect to 8,000 Ordinary Shares lapse on November 12, 2001, the restrictions with respect to 16,000 Ordinary Shares lapse on November 12, 2002, and the restrictions with respect to 16,000 Ordinary Shares lapse on November 12, 2003. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.
(9) Mr. Charman was paid in pounds sterling. His 2000 compensation information (other than restricted stock and stock options) has been calculated using the pound to dollar exchange rate for December 31, 2000 of 1.4930, as reported by Bloomberg; his 1999 compensation information (other than restricted stock and options) has been calculated using the pound to dollar exchange rate for December 31, 1999 of 1.6182, as reported by Bloomberg; and his 1998 and 1998S compensation information (other than restricted stock and options) has been calculated using the pounds to dollar exchange rate for December 31, 1998 of

    1.6875, as reported by Bloomberg. On March 19, 2001, the Company announced Mr. Charman's departure as group president and chief executive officer of ACE International Group.
(10) Includes a retention bonus of (Pounds)736,378 (valued at $1,099,413 using the December 31, 2000 exchange rate of 1.4930 as reported by Bloomberg) in connection with the Company's Tarquin acquisition.
(11) Includes a retention bonus of (Pounds)705,528 (valued at $1,141,686 using the December 31, 1999 exchange rate of 1.6182 as reported by Bloomberg) in connection with the Company's Tarquin acquisition.
(12) Consists of a retention bonus of (Pounds)845,866 (valued at $1,427,433 using the exchange rate for December 31, 1998 of 1.6875, as reported by Bloomberg).
(13) Includes a retention bonus paid in connection with the Company's Westchester acquisition and, for 1999, an award of 15,000 fully vested Ordinary Shares on July 1, 1999, on which date the closing price on the NYSE was $28.4375.
(14) Includes $100,000 salary from Kramer Capital Corporation, which the Company has retained for consulting services. See Certain Business Relationships.

   The following table sets forth information concerning the number of unexercised stock options outstanding at December 31, 2000, and the value of any unexercised in-the-money stock options outstanding at such time, held by the Company's CEO and the Named Executive Officers. There were no stock appreciation rights outstanding at December 31, 2000.

                      Option Values at December 31, 2000

                               Number of Securities
                              Underlying Unexercised   Value of Unexercised In-
                                  Options/SARs at        the-Money Options at
                                Fiscal Year-End (#)       Fiscal Year-End ($)
Name                         Exercisable/Unexercisable Exercisable/Unexercisable
----                         ------------------------- -------------------------
Brian Duperreault...........     1,381,666/153,333      $38,745,696/$3,133,326
Dominic J. Frederico........        320,000/85,000      $ 6,708,125/$1,707,813
John R. Charman.............         86,666/73,334      $ 1,316,658/$1,352,092
Dennis Reding...............         73,332/61,668      $ 1,050,810/$1,103,566
Donald Kramer...............      1,147,729/50,001      $ 36,964,581/$ 984,395

             Awards Made in 2001 Relating to the Last Fiscal Year

   Although in the past the Compensation Committee has granted equity based awards at its November meetings, the Compensation Committee decided to move consideration of awards of restricted stock and option grants to its February 2001 meeting in order to take year end results into its consideration. Accordingly, no restricted stock or options were awarded in the 2000 fiscal year. However, the awards made in February 2001 relate to compensation for the year 2000 and are therefore reported below.

2001 Restricted Stock Awards

   The following table sets forth information concerning restricted stock awards in February 2001 to the CEO and the Named Executive Officers.

                                                                Restricted Stock
      Name                                                         Awards (1)
      ----                                                      ----------------
      Brian Duperreault........................................    $1,996,500
      Dominic J. Frederico.....................................    $1,197,900
      John R. Charman..........................................    $  998,250
      Dennis Reding............................................    $  598,950
      Donald Kramer............................................    $  399,300

--------
(1) The value of the restricted shares awarded to the individuals in February 2001 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. All such restricted shares were awarded on February 22, 2001, on which date the closing price for Ordinary Shares on the NYSE was $36.30. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers was:

                                                            Number of Restricted
      Name                                                    Ordinary Shares
      ----                                                  --------------------
      Brian Duperreault....................................        55,000
      Dominic J. Frederico.................................        33,000
      John R. Charman......................................        27,500
      Dennis Reding........................................        16,500
      Donald Kramer........................................        11,000

With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in February 2001, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards.

                              2001 Option Grants

   The following table sets forth information concerning awards of stock options made to the Company's CEO and to the Named Executive Officers in February 2001. No stock appreciation rights were awarded during or with respect to the year ended December 31, 2000.

                                                                                   Potential Realized Value
                                        Percent of                                 at Assumed Annual Rate of
                           Number of   Total Options                                Stock Price Appreciation
                            Options     Awarded to   Exercise or                        for Option Term
                          Awarded in   Employees in  Base Price                    --------------------------
Name                     February 2001 February 2001    ($/Sh)    Expiration Date       5%           10%
----                     ------------- ------------- ----------- ----------------- ------------ -------------
Brian Duperreault.......    462,000(1)     14.32%      $36.30    February 22, 2011    5,022,352    12,727,627
Dominic J. Frederico....     82,500(2)      2.56%      $36.30    February 22, 2011    1,883,382     4,772,860
John R. Charman.........     66,000(2)      2.05%      $36.30    February 22, 2011    1,506,706     3,818,288
Dennis Reding...........     44,000(2)      1.36%      $36.30    February 22, 2011    1,004,470     2,545,525
Donald Kramer...........     38,500(2)      1.19%      $36.30    February 22, 2011      878,912     2,227,335

--------
(1) 220,000 options vest one-third on the first, second and third anniversary of the grant and 242,000 options vest on the fifth anniversary of the grant.
(2) Options vest one-third on the first, second and third anniversary of the grant.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Company's Board of Directors has responsibility for determining the compensation of the Company's executive officers. None of the members of the Compensation Committee was an officer or employee of the Company. No officer or employee of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

Employment Agreements

   The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

   The Company has entered into an agreement with Brian Duperreault. This agreement provided for a base salary of $550,000 per year, subject to increase. Effective January 1, 2001, Mr. Duperreault's annual base salary is $925,000. The agreement also provides for an annual discretionary bonus. Mr. Duperreault is also eligible to participate in the Company's benefit plans. Pursuant to an Option and Restricted Share Agreement and Plan entered into in connection with Mr. Duperreault's employment agreement, Mr. Duperreault was awarded 300,000 restricted shares and options to purchase 900,000 Ordinary Shares at $7.542 per Ordinary Share (each as adjusted to give effect to the stock split). All of the aforementioned shares of restricted stock have vested and all of the aforementioned options are now exercisable. The aforementioned options will expire on September 30, 2004. During the 1998 fiscal year Mr. Duperreault exercised the aforementioned options with respect to 195,000 Ordinary Shares. Mr. Duperreault may exercise any of the options for a period of one year if his termination is by reason of his death or disability or by the Company without cause and for 30 days if such termination is by the Company for cause or voluntarily by Mr. Duperreault. The agreement also provides Mr. Duperreault with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company's Board of Directors. In addition, if, following a change in control, Mr. Duperreault's employment is terminated without cause, his salary and benefits will continue for 12 months and he will be entitled to any previously awarded but unpaid bonus and a bonus for any uncompleted fiscal year based upon the bonus for the last completed fiscal year and the number of days in the then current fiscal year in which he was employed. Pursuant to the agreement, Mr. Duperreault has agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with the Company that would compete with any business being conducted by the Company or its subsidiaries, or which was actively being developed by the Company or its subsidiaries during the term of Mr. Duperreault's employment.

   A "change in control" under Mr. Duperreault's employment agreement is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

   The Company has entered into an agreement with Dominic J. Frederico, pursuant to which he serves as President and Chief Operating Officer, ACE Limited. The agreement provided for a base salary of $320,000 per year, subject to increase, an annual discretionary bonus plus participation in the Company's benefit plans. Effective January 1, 2001, Mr. Frederico's annual base salary is $800,000. Pursuant to his agreement, Mr. Frederico was awarded options to purchase 30,000 Ordinary Shares at $7.625 per Ordinary Share (as adjusted to give effect to the stock split). These options have become exercisable and expire on January 9, 2005. The agreement also provides Mr. Frederico with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company. Upon termination without cause, Mr. Frederico's salary and benefits are agreed to continue for 24 months and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Frederico has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 12 months following his termination of employment with the Company that would compete with the business of the Company.

   On March 19, 2001, the Company announced the departure of John R. Charman as Group President and Chief Executive Officer of ACE International Group. Prior to such departure, the Company had entered into an agreement with John R. Charman, which provided for a base salary of $587,407 per year, subject to increase, an annual discretionary bonus and a retention bonus of $2.2 million which was paid in two equal installments. The agreement also provided Mr. Charman with customary executive benefits, including participation in an executive pension plan, various insurance plans and a car allowance plan. The agreement was for a five year term which began July 9, 1998. The agreement provided that Mr. Charman would not engage in any activity for a period of 12 months following his termination of employment with the Company that would compete with the specified business of the Company in London. The Company is still assessing the impact of Mr. Charman's departure on the terms of this agreement and Mr. Charman's position with respect thereto.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-management directors. The Committee has responsibility for developing and implementing the Company's compensation policy for senior management, and for determining the compensation for the executive officers of the Company. The goal of the Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of the Company's shareholders.

   The Company's compensation program is structured to support the human resource requirements of its business. The Company seeks to attract and retain qualified executives who are creative, motivated and dedicated. With respect to its executive officers, the Company competes with property and casualty insurers, specialty insurers, and financial companies worldwide, although primarily with companies based in North America and Europe. The Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and attempts to create and administer a compensation program to achieve that result, while at the same time implementing integrated compensation principles for its employees worldwide.

   Each executive's total compensation is generally comprised of three components: salary, annual incentive compensation awards and long-term incentive compensation awards. The mix of an officer's total compensation is generally based upon the level of the officer's position, with more senior officers receiving a greater percentage of their total compensation in the form of incentive compensation (i.e. variable compensation), and a lesser percentage in the form of salary (i.e. fixed compensation).

   Salary and incentive compensation awards are reviewed annually for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in the United States, Bermuda, and Europe. Generally, the Company targets the third to upper quartile of this peer group in establishing incentive compensation, and the median to third quartile in establishing salaries. Actual salary may be above or below such targets based on individual evaluations. Incentive compensation may be above or below such targets based on individual and corporate performance during the prior fiscal year.

   In determining compensation for each senior executive, the Committee has been assisted by William M. Mercer, Incorporated ("Mercer"), an independent consulting firm which is a subsidiary of Marsh & McLennan Companies, Inc. and, with respect to the Chief Executive Officer, by Frederic W. Cook & Inc. ("Cook"), also an independent consulting firm. Mercer has accumulated compensation data from a peer group of companies that ACE considers comparable to it. The Committee took this data into consideration in determining compensation.

   Because the Company's business activities can result in significant earnings fluctuations from year to year, each executive's contribution to the advancement of long-term corporate goals is also considered. These goals include, among other things, underwriting and financial results, business production, development of the management team and strategic steps such as development of new products and lines of business, geographical spread of business and acquisitions.

Salary

   The Committee analyzed ACE's peer group data to establish competitive salary ranges for comparable positions primarily in insurance companies of generally comparable size, market capitalization and complexity. The Company's Chief Executive Officer makes recommendations to the Committee with respect to the salary of each senior executive other than himself. The Committee discusses these recommendations, and the relevant data, and then determines the senior executives' salaries. The Committee meets separately to determine the salary of the Company's Chief Executive Officer.

Annual Incentive Compensation

   At the conclusion of each fiscal year, the Committee reviews with the Company's Chief Executive Officer the performance of each senior executive against goals established at the beginning of the year. Based upon the overall performance of the Company and the contribution by the individuals in achieving that performance by attaining the established goals, such as leadership and management competencies, alignment with strategic initiatives (including where applicable, financial performance), and development of corporate culture, the Company's Chief Executive Officer recommends to the Committee annual incentive compensation levels for each executive that reports directly to the Chief Executive Officer, as well as for certain other senior executives. The Committee considers his recommendations, and the relevant data, and then determines the annual incentive compensation for each such executive. The Committee meets separately to evaluate the performance of the Chief Executive Officer and determine his annual incentive award.

Long-Term Incentive Compensation

   The Company has established long-term incentive plans which use equity awards to create incentives for employees to enhance the long-term value of the Company. The goal of the long-term incentive plans is to align executives' interests with long-term shareholder interests by making equity an important component of compensation packages. In furtherance of the objectives of these plans, the Committee established a set of goals, including:

    (i) increasing officer ownership of the Company's outstanding shares by reviewing and establishing target levels of ownership for its officers to achieve over time, based on their respective positions with the Company and monitoring progress towards achievement of such target levels of officer ownership;

    (ii) awarding long-term incentive awards at competitive levels annually; and

    (iii) providing capital accumulation opportunities that foster attraction and retention of key management employees by linking their interests with shareholder interests.

   With respect to guidelines for administering its long-term incentive plans, the Committee makes long-term compensation awards based on individual and Company performance, and on the practices of ACE's group of generally comparable insurance companies. While the long-term incentive plans provide for a range of types of awards, the Committee has generally made awards in the form of stock options and/or restricted stock. The Committee believes that awards of stock options, which reward Company stock price appreciation over the long-term, are particularly appropriate in light of the nature of the Company's business and long-term business plans. The Committee also believes that restricted stock awards, particularly those with delayed vesting, are crucial in helping to retain high caliber executives in an increasingly competitive labor market.

Chief Executive Officer's Fiscal 2000 Compensation

   In determining Mr. Duperreault's annual and long-term incentive awards and adjustment to salary, the Committee reviewed, among other things, data gathered by Mercer on the compensation of ACE's peer group and the Company's financial performance relative to those companies and received guidance from Cook. The Committee focused in particular on improved shareholder return and the progress the Company made during the fiscal year with respect to the integration of CIGNA's property and casualty business, as well as other acquired businesses, and on the quantitative records set by the Company in premiums written, revenues, net investment income, net operating income and book value per share. The Committee believes that Mr. Duperreault made significant contributions to those accomplishments.

   The Committee believes that Mr. Duperreault's leadership has contributed greatly to the Company's long-term financial strength. The Committee therefore felt it was appropriate to award long-term compensation to Mr. Duperreault, including the special option award described below, at the higher end of the range of comparable compensation based on data provided by Mercer. The Committee increased Mr. Duperreault's long-term equity compensation so that it is a greater percentage of his total compensation package in order to closer approximate the comparable percentage for his peer group and to reflect the Committee's confidence in the Company's long-term prospects under Mr. Duperreault's direction. By so doing, the Committee rewarded Mr. Duperreault for completing important acquisitions and integrating the new businesses into the Company, but tied the value of that award to the long-term performance of the Company's stock price. In this way, the Committee has provided further incentive for the Company's Chief Executive Officer to continue to move the Company forward as a larger international company. Long-term compensation awards such as options and restricted stock provided the Committee with the appropriate tools to achieve this desired result. In particular, the Committee awarded Mr. Duperreault two types of options this year, as well as restricted stock. The 220,000 options that vest over three years and the 55,000 shares of restricted stock that vest over four years are comparable to the type of awards made to the Company's senior executives to provide long-term incentive and to align management with shareholders' interests. This year, in recognition of the importance of Mr. Duperreault to the Company and to further encourage him to continue in his position as Chief Executive Officer, the Committee made an additional special award to Mr. Duperreault of 242,000 options, all of which vest after the completion of five years following the grant date.

   The Committee also took into account improved financial performance and stock price. The Committee raised Mr. Duperreault's annual salary from $875,000 for the 2000 fiscal year to $925,000 for the 2001 fiscal year to bring the salary closer to the median annual salary of his peer group. The Committee believes that providing variable compensation in the form of bonuses rather than annual salary increases is an important tool to reward successes on a year to year basis, while providing an attractive compensation package designed to encourage retention of a valuable employee. Based on this year's successes, the Committee awarded a $2,000,000 bonus to Mr. Duperreault for the 15-month period from October 1, 1999 through December 31, 2000.

   Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company's Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as "performance based compensation." The limit has no direct application to the Company, because the Company is not subject to U.S. income taxes. However, if a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary's deduction will be subject to this limit. To preserve the deduction for the subsidiary, the Company has designed its long-term incentive plans to permit the grant of "performance-based compensation" awards that are not counted toward the $1 million limit.

   Although the Compensation Committee will consider deductibility under
Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m). The foregoing report has been approved by all members of the Committee.

                             Bruce L. Crockett, Chairman
                             Robert M. Hernandez
                             Roberto G. Mendoza
                             Thomas J. Neff
                             Sidney F. Wentz

                            AUDIT COMMITTEE REPORT

   The Audit Committee consists of six members of the Board of Directors, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter, a copy of which is attached as Exhibit A to this proxy statement.

   The Audit Committee has reviewed and discussed the Company's December 31, 2000 audited consolidated financial statements with management and with PricewaterhouseCoopers LLP, the independent accountants of the Company.

   The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61. This included a) the auditor's judgments about the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting, b) methods used to account for significant unusual transactions, c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates and e) disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and disclosures in the financial statements.

   The Audit Committee has also received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standard's Board Standard No. 1 regarding their independence, and has discussed with PricewaterhouseCoopers LLP their independence and considered whether the provision of other services referred to under "Fees Billed to the Company by PricewaterhouseCoopers in 2000--All Other Fees" is compatible with maintaining their independence.

   Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by ACE's management, its internal auditors and its independent accountants, the Audit Committee recommended to the Board of Directors that the December 31, 2000 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

                             Sidney F. Wentz, Chairman
                             Michael G. Atieh
                             Bruce L. Crockett
                             Peter Menikoff
                             Robert Ripp
                             Gary M. Stuart

Performance Graph

   Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the Company's Ordinary Shares from September 30, 1995 through December 31, 2000 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property-Casualty Insurance Index. The chart depicts the value on September 30, 1996, September 30, 1997, September 30, 1998, December 31, 1999 and December 31, 2000 of a $100 investment made on September 30, 1995, with all dividends reinvested.

                                S&P 500    S&P Property-Casualty
                 ACE Limited    Index      Insurance Index
                 -----------    -------    ---------------------
 9/30/95         $100           $100       $100
 9/30/96         $156           $120       $112
 9/30/97         $280           $169       $173
 9/30/98         $271           $184       $159
12/31/99         $154           $270       $122
12/31/00         $398           $246       $194

                   APPROVAL OF AMENDMENT TO THE ACE LIMITED
                         1998 LONG-TERM INCENTIVE PLAN
                            (Item B on Proxy Card)

   A proposal will be presented at the Annual General Meeting to amend the ACE Limited 1998 Long-Term Incentive Plan (the "1998 Plan") which was originally approved by the Company's shareholders on February 5, 1999. On February 23, 2001, the Board of Directors adopted, subject to shareholder approval, an amendment to the 1998 Plan which proposes to increase the total number of shares of the Company's stock that are available for grants under the 1998 Plan from 9,682,823 shares to 21,252,007 shares. The 11,569,184 share increase represents slightly less than 5% of the outstanding Ordinary Shares of the Company as of the record date for the Annual General Meeting. In addition, the amendment clarifies the operation of the minimum vesting provision in the 1998 Plan regarding restricted stock and modifies the language of the 1998 Plan's tax withholding section to reflect recent changes in the accounting rules. A summary of the material provisions of the 1998 Plan, as proposed to be amended, is set forth below and is qualified in its entirety by reference to the 1998 Plan as proposed to be amended, set forth in Exhibit B hereto.

Purpose

   The Company established the 1998 Plan, and is proposing the amendment, to
(a) attract and retain employees; (b) motivate participating employees by means of appropriate incentives to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other major corporations; and (d) further align participants' interests with those of the Company's other shareholders through compensation that is based on the price appreciation of the Ordinary Shares of the Company and thereby promote the long-term financial interest of the Company, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

   The Company adopted the 1998 Plan because it believes strongly in the merits of linking executives' overall compensation opportunities to the enhancement of long-term shareholder return. The Company uses equity based compensation, such as options and restricted stock, as key elements of its executives' compensation packages. Awards under the 1998 Plan increase officer ownership of the Company's stock, which is an important goal of the Company's long-term compensation program. However, there is not a sufficient amount of shares remaining under the 1998 Plan for the Company to provide appropriate equity incentives for its executives. Because the Company has more employees as a result of its growth and because the Company believes it is important for its employees to have an equity interest in the Company, the Board of Directors approved the amendment to the 1998 Plan to increase the number of Ordinary Shares available for awards, subject to shareholder approval.

   To achieve the foregoing objectives, the 1998 Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights ("SARs"), stock units, restricted stock units, performance shares, performance units and restricted stock.

General

   The 1998 Plan is administered by a designated committee (the "Committee"). The Compensation Committee of the Board of Directors serves as the Committee except as otherwise determined by the Board of Directors. The Committee selects from the eligible individuals those persons to whom awards under the 1998 Plan are granted ("Participants"), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee may delegate all or any portion of its responsibilities or powers under the 1998 Plan to persons selected by it, except to the extent inconsistent with Rule 16b-3 promulgated under section 16 of the Securities Exchange Act of 1934 ("Exchange Act") or other applicable rules. Rule 16b-3 exempts employee plan transactions meeting certain requirements from the short-swing trading profit recovery provisions of section 16.

   The number of Ordinary Shares originally authorized under the 1998 Plan during any fiscal year of the Company was 9,682,823. Any shares allocated to an award which expires, lapses, is forfeited or terminated for any reason without issuance of shares (whether or not cash or other consideration is paid to Participant in respect of such shares) may again become subject to awards under the 1998 Plan. The currently proposed amendment to the 1998 Plan increases the number of shares available under the 1998 Plan from 9,682,823 to 21,252,007. Although the amendment would modify the overall numbers of shares reserved under the 1998 Plan, it would not modify the following specific limits that were included in the Plan at the time it was first established. Specifically, the following other limits apply under the plan: (i) no more than 8,000,000 Ordinary Shares may be issued for incentive stock option awards; (ii) no more than 2,000,000 Ordinary Shares may be issued for stock unit awards, restricted stock awards, restricted stock unit awards, performance share awards and performance unit awards; (iii) no more than 6,000,000 Ordinary Shares may be issued for options and SARs granted to any one individual in any one-calendar-year period; (iv) no more than 2,000,000 Ordinary Shares may be issued for stock unit awards, restricted stock awards, restricted stock unit awards, and performance share awards that are intended to be "performance-based compensation" (as described below) granted to any one individual during any one-calendar-year period; and (v) no more than $5,000,000 may be covered by performance unit awards that are intended to be "performance-based compensation" granted to any one individual during any one-calendar-year period. The Ordinary Shares with respect to which awards may be made under the 1998 Plan shall be shares currently authorized but unissued, or shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company. The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares to be so acquired. At the discretion of the Committee, an award under the 1998 Plan may be settled in cash rather than stock.

   The Committee may use shares of stock available under the 1998 Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

   In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 1998 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

   Except as otherwise provided by the Committee, awards under the 1998 Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution.

   Generally, upon a Change in Control, all outstanding options and SARs will become fully exercisable and all stock units, restricted stock, restricted stock units, performance shares and performance units will become fully vested. A "Change of Control" is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board consists of individuals other than incumbent directors, which term means the members of the Board on the effective date of the 1998 Plan; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the incumbent directors shall be considered to be an incumbent director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

   All employees of the Company and its subsidiaries and any consultant, director or other person providing services to the Company or a subsidiary are eligible to become Participants in the 1998 Plan. The specific employees who are granted awards under the 1998 Plan and the type and amount of any such awards are determined by the Committee.

Options

   The Committee may grant options to purchase the Company's Ordinary Shares which may be either incentive stock options or non-qualified stock options. The purchase price of an Ordinary Share under each option shall not be less than the fair market value of an Ordinary Share on the date the option is granted. The option shall be exercisable in accordance with the terms established by the Committee. The full purchase price of each Ordinary Share purchased upon the exercise of any option shall be paid at the time of exercise. Except as otherwise determined by the Committee, the purchase price shall be payable in cash or in Ordinary Shares (valued at fair market value as of the day of exercise), or in any combination thereof. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Ordinary Shares acquired pursuant to the exercise of an option or SAR as the Committee determines to be desirable.

Stock Appreciation Rights

   The Committee may grant an SAR in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the Participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee, which shall not be less than 100% if the fair market value of the Ordinary Shares at the time the SAR is granted. Such excess amount shall be payable in Ordinary Shares, in cash, or in a combination thereof, as determined by the Committee.

Other Stock Awards

   The Committee may grant stock units (a right to receive Ordinary Shares in the future), performance shares (a right to receive Ordinary Shares or stock units contingent upon achievement of performance or other objectives), performance units (a right to receive a designated dollar amount of Ordinary Shares contingent on achievement of performance or other objectives) and restricted stock and restricted stock units (a grant of Ordinary Shares and the right to receive Ordinary Shares in the future, respectively, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant or the achievement of performance or other objectives, as determined by the Committee). Any such award shall be subject to such conditions, restrictions and contingencies as the Committee determines. If the grant of a restricted stock award or a restricted stock unit award is not made in lieu of other compensation, and vesting of the award is conditioned on the completion of a specified period of service rather than the attainment of performance objectives, then the required period of service for full vesting shall be not less than three years (subject to acceleration upon the Participant's death, disability, retirement, change in control or involuntary termination, to the extent determined by the Committee).

   A U.S. income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute "performance-based compensation" are not counted toward the $1 million limit. The Committee may designate any award described in the preceding paragraph as intended to be "performance-based compensation." Any awards so designated shall be conditioned on the achievement of one or more performance measures, as required by Code section 162(m). The performance measures that may be used by the Committee for such awards shall be based on any one or more of the following Company, subsidiary, operating unit or division performance measures, as selected by the Committee: gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; earnings before interest and taxes; net income; stock price; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, investments or to assets or net assets.

Amendment And Termination

   The 1998 Plan may be amended or terminated at any time by the Board, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant's written consent.

United States Income Tax Consideration

   The following is a brief description of the U.S. federal income tax treatment that will generally apply to awards under the 1998 Plan based on current U.S. income taxation with respect to Participants who are subject to U.S. income tax.

Non-Qualified Options

   The grant of a non-qualified option will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Ordinary Shares acquired over the exercise price for those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such Ordinary Shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options

   The grant of an incentive stock option will not result in taxable income to the Participant. The exercise of an incentive stock option will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

   The excess of the fair market value of the Ordinary Shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the Participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the Participant's alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the Participant will have a basis in those shares equal to the fair market value of the Ordinary Shares at the time of exercise.

   If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the Participant, then, upon disposition of such Ordinary Shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

   If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the Ordinary Shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights

   The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of Ordinary Shares received will be taxable to the Participant as ordinary income. Gains and losses realized by the Participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Performance Shares And Performance Units

   A Participant who has been granted performance share award or performance unit award will not realize taxable income at the time of grant. The Participant will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares.

Restricted And Other Stock

   A Participant who has been granted a restricted stock award will not realize taxable income at the time of grant, assuming that the restrictions constitute a "substantial risk of forfeiture" for U.S. income tax purposes. Upon the vesting of Ordinary Shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the Participant. A Participant may elect pursuant to section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date.

Withholding Of Taxes

   The Company may withhold amounts from Participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, Participants may have Ordinary Shares withheld from awards or may tender previously owned Ordinary Shares to the Company to satisfy tax withholding requirements. The Ordinary Shares withheld from awards may only be used to satisfy the Company's minimum statutory withholding obligation.

Tax Deduction

   The Company is not subject to U.S. corporate income taxes (other than withholding taxes on dividends or on intercompany interest income). However, if an award is granted to a Participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary will be entitled to a deduction equal to the amount of income includible in the Participant's income.

   A U.S. income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute "performance-based compensation" are not counted toward the $1 million limit. If a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary's deduction will be subject to this limit. To preserve the deduction for the subsidiary, the Company has designed the 1998 Plan to enable awards thereunder to constitute "performance-based compensation" and not be counted toward the $1 million limit.

Change In Control

   Any acceleration of the vesting or payment of awards under the 1998 Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Code, which may subject the Participant to a 20% excise tax and preclude deduction by a subsidiary.

Tax Advice

   The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the 1998 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the 1998 Plan. The Company suggests that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ACE LIMITED 1998 LONG-TERM INCENTIVE PLAN.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                            (Item C on Proxy Card)

   The appointment of independent accountants is approved annually by the Board of Directors and ratified by the Company's shareholders. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Board of Directors has authorized the engagement of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001. The Company has had a working association with PricewaterhouseCoopers LLP since 1985; PricewaterhouseCoopers LLP has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

   Representatives of PricewaterhouseCoopers LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Fees Billed to the Company by PricewaterhouseCoopers LLP in 2000

 Audit Fees:

   The aggregate fees, including expenses reimbursed, billed by PricewaterhouseCoopers LLP for the audit of the Company's annual consolidated financial statements and examination of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q, all for the year ended December 31, 2000, totaled $4,121,500.

 Financial Information Systems Design and Implementation Fees:

   The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information on systems design and implementation during the fiscal year ended December 31, 2000.

 All Other Fees:

   Total non-audit fees, plus expenses reimbursed billed to the Company by PricewaterhouseCoopers LLP in 2000 were $4,645,500.

   THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 10, 2001 and otherwise comply with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company's 2002 Annual General Meeting proxy statement and form of proxy.

   The Company's Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2002 annual general meeting, such written notice must be received on or prior to March 12, 2002. The notice must meet the requirements set forth in the Company's Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

                            SOLICITATION OF PROXIES

   The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Corporate Investor Communications, Inc. has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $6,000, plus out-of-pocket expenses.

                                 OTHER MATTERS

   The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

                                                                      EXHIBIT A

                                  ACE LIMITED
                            AUDIT COMMITTEE CHARTER
                                   JUNE 2000

PURPOSE OF THE AUDIT COMMITTEE

  . The Audit Committee was established by the Board of Directors to provide oversight of the financial reporting process, the system of internal controls, the audit process, the performance of the Company's internal auditors and the performance and independence of the independent accountants.

  . The Company's independent accountants shall have ultimate accountability to the Audit Committee and the Board of Directors.

AUTHORITY OF THE AUDIT COMMITTEE

  . The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

  . The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

AUDIT COMMITTEE COMPOSITION

  . The committee shall consist of at least five directors, including a chairman, each selected from the Board of Directors by the Board of Directors.

  . Each member of the Audit Committee shall be "independent" as defined under applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules.

  . Each member of the Audit Committee shall have such level of experience and expertise in accounting, financial and related matters, as determined by the Board of Directors, as shall enable him or her to effectively fulfill his or her duties as a member of the Audit Committee and to comply with applicable U.S. Securities and Exchange Commission and New York Stock Exchange rules.

ROLES AND RESPONSIBILITIES OF THE AUDIT COMMITTEE

 General

  . Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

  . If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

  . Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent accountants in separate executive sessions.

  . Perform other oversight functions as requested by the full board.

 Internal Controls and Internal Audit

  . Review the adequacy of the Company's internal control structure.

  . Review the activities, organizational structure and qualifications of the internal audit function.

  . Review the appointment and replacement of the senior internal auditing executive.

 Independent Audit and Independent Accountants

  . Review the independent accountants' proposed audit scope and approach.

  . Review and approve the independent accountants' fee arrangements.

  . Recommend appointment of the independent accountants.

  . Evaluate together with the Board the performance of the independent accountants and, if so determined by the Audit Committee, recommend that the Board replace the independent accountants.

  . Receive on a periodic basis from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Company.

  . Actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants.

  . Recommend that the Board of Directors take appropriate action, as necessary, in response to the independent accountants' report to satisfy itself of the independent accountants' independence.

  . Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  . Review with the independent accountants any problems or difficulties the accountants may have encountered and any management letter provided by the accountants and the Company's response to that letter.

 Financial Statement Review

  . Conduct a review of the annual financial statements, including
    Management's Discussion and Analysis, and audit findings, including any significant suggestions for improvements provided to management by the independent accountants.

  . Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements.

  . Review major changes to the Company's auditing and accounting principles and practices as suggested by management, the independent accountants or internal auditors.

 Compliance Issues

  . Review the Company's policies and procedures regarding compliance with the Company's Code of Conduct.

  . Review with the company's counsel legal matters that may have a material impact on the financial statements.

REPORTING RESPONSIBILITIES

  . The committee shall keep a record of its proceedings.

  . The committee shall report to the Board of Directors at the next
    Directors meeting.

  . The committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                                                       EXHIBIT B

                                                                  Conformed Copy
                                ACE LIMITED 1998

                            LONG-TERM INCENTIVE PLAN
                   (As Amended Through the Second Amendment)

                               TABLE OF CONTENTS

SECTION 1 GENERAL........................................................... B-1
  1.1. Purpose.............................................................. B-1
  1.2. Participation........................................................ B-1
  1.3. Operation, Administration, and Definitions........................... B-1

SECTION 2 OPTIONS AND SARS.................................................. B-1
  2.1. Definitions.......................................................... B-1
  2.2. Exercise Price....................................................... B-1
  2.3. Exercise............................................................. B-2
  2.4. Payment of Option Exercise Price..................................... B-2
  2.5. Settlement of Award.................................................. B-2

SECTION 3 OTHER STOCK AWARDS................................................ B-2
  3.1. Definitions.......................................................... B-2
  3.2. Restrictions on Awards............................................... B-2

SECTION 4 OPERATION AND ADMINISTRATION...................................... B-3
  4.1. Effective Date....................................................... B-3
  4.2. Shares Subject to Plan............................................... B-3
  4.3. General Restrictions................................................. B-4
  4.4. Tax Withholding...................................................... B-4
  4.5. Use of Shares........................................................ B-5
  4.6. Dividends and Dividend Equivalents................................... B-5
  4.7. Payments............................................................. B-5
  4.8. Transferability...................................................... B-5
  4.9. Form and Time of Elections........................................... B-5
  4.10Agreement With Company................................................ B-5
  4.11Action by Company or Subsidiary....................................... B-5
  4.12Gender and Number..................................................... B-5
  4.13Limitation of Implied Rights.......................................... B-6
  4.14Benefits Under Qualified Retirement Plans............................. B-6
  4.15Evidence.............................................................. B-6

SECTION 5 CHANGE IN CONTROL................................................. B-6

SECTION 6 COMMITTEE......................................................... B-6
  6.1. Administration....................................................... B-6
  6.2. Powers of Committee.................................................. B-7
  6.3. Delegation by Committee.............................................. B-7
  6.4. Information to be Furnished to Committee............................. B-7

SECTION 7 AMENDMENT AND TERMINATION......................................... B-7

SECTION 8 DEFINED TERMS..................................................... B-7

                               ACE LIMITED 1998

                           LONG-TERM INCENTIVE PLAN
                   (As Amended Through the Second Amendment)

                                   SECTION 1

                                    GENERAL

   1.1. Purpose. The ACE Limited Long-Term Incentive Plan (the "Plan") has been established by ACE Limited (the "Company") to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's ordinary shares of stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

   1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary).

   1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

                                   SECTION 2

                               OPTIONS AND SARS

   2.1. Definitions.

     (a) The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an "ISO") or a non-qualified option (an "NQO"), as determined in the discretion of the Committee. An "ISO" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code. An "NQO" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

     (b) A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

   2.2. Exercise Price. The "Exercise Price" of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

   2.3. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

   2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

     (a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

     (b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

     (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

   2.5. Settlement of Award. Shares of Stock delivered pursuant to the exercise of an Option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Award Agreement. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or an SAR as the Committee determines to be desirable.

                                   SECTION 3

                              OTHER STOCK AWARDS

   3.1. Definitions.

     (a) A "Stock Unit" Award is the grant of a right to receive shares of Stock in the future.

     (b) A "Performance Share" Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

     (c) A "Performance Unit" Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

     (d) A "Restricted Stock" Award is a grant of shares of Stock, and a "Restricted Stock Unit" Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

   3.2. Restrictions on Awards. Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award and Performance Unit Award shall be subject to the following:

     (a) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

     (b) The Committee may designate whether any such Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code section 162(m). The

  Performance Measures that may be used by the Committee for such Awards shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures, as selected by the
  Committee: gross premiums written; net premiums written; net premiums earned; net investment income; losses and loss expenses; underwriting and administrative expenses; operating expenses; cash flow(s); operating income; earnings before interest and taxes; net income; stock price; dividends; strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, investments or to assets or net assets. For Awards under this Section 3 intended to be "performance-based compensation," the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

     (c) If the right to become vested in a Restricted Stock Award or Restricted Stock Unit Award granted under this Section 3 is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant's death, disability, retirement, change in control or involuntary termination).

                                   SECTION 4

                         OPERATION AND ADMINISTRATION

   4.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company's 1999 annual meeting of its shareholders, the Plan shall be effective as of November 13, 1998 (the "Effective Date"); provided, however, that to the extent that Awards are granted under the Plan prior to its approval by shareholders, the Awards shall be contingent on approval of the Plan by the shareholders of the Company at such annual meeting. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

   4.2. Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

     (a) The shares of Stock with respect to which Awards may be made under the Plan shall be currently authorized but unissued shares, or shares purchased in the open market by a direct or indirect wholly-owned subsidiary of the Company (as determined by the Chairman or any Executive Vice President of the Company). The Company may contribute to the subsidiary an amount sufficient to accomplish the purchase in the open market of the shares of Stock to be so acquired (as determined by the Chairman or any Executive Vice President of the Company).

     (b) Subject to this subsection 4.2, the number of shares of Stock that may be delivered to Participants and their Beneficiaries under the Plan shall be 21,252,007.

     (c) To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

     (d) If the exercise price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

     (e) Subject to paragraph 4.2(f), the following additional maximums are imposed under the Plan:

       (i) The maximum number of shares of Stock that may be issued by Options intended to be ISOs shall be 8,000,000 shares.

       (ii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 6,000,000 shares during any one-calendar-year period.

       (iii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Other Stock Awards) shall be 2,000,000 shares.

       (iv) For Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than 2,000,000 shares of Stock may be subject to such Awards granted to any one individual during any one-calendar-year period (regardless of when such shares are deliverable).

       (v) For Performance Unit Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than $5,000,000 may be subject to such Awards granted to any one individual during any one-calendar-year period (regardless of when such amounts are deliverable).

     (f) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards;
  (iii) adjustment of the Exercise Price of outstanding Options and SARs; and
  (iv) any other adjustments that the Committee determines to be equitable.

   4.3 General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

     (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

     (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

   4.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant, (ii) through the surrender of shares of Stock which the Participant already owns, or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

   4.5. Use of Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

   4.6. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

   4.7. Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

   4.8. Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

   4.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

   4.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

   4.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

   4.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

   4.13. Limitation of Implied Rights.

     (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

     (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

   4.14. Benefits Under Qualified Retirement Plans. Except as otherwise provided by the Committee, Awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant's benefits under any Qualified Retirement Plan and other plans maintained by the Participant's employer. The term "Qualified Retirement Plan" means any plan of the Company or a Subsidiary that is intended to be qualified under section 401(a) of the Code.

   4.15. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

                                   SECTION 5

                               CHANGE IN CONTROL

   Subject to the provisions of paragraph 4.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in
Control:

     (a) All outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable.
     (b) All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.

     (c) All Stock Units, Restricted Stock, Restricted Stock Units, Performance Shares, and Performance Units shall become fully vested.

                                   SECTION 6

                                   COMMITTEE

   6.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 6. The Compensation Committee of the Board shall serve as the "Committee" under the Plan, except as otherwise determined by the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

   6.2. Powers of Committee. The Committee's administration of the Plan shall be subject to the following:

     (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards.

     (b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Cayman Islands, and Bermuda, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States, the Cayman Islands, and Bermuda.

     (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

     (d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

     (e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Memorandum and Articles of Association of the Company, and applicable corporate law.

   6.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

   6.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee's or Participant's employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                   SECTION 7

                           AMENDMENT AND TERMINATION

   The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments pursuant to subject to paragraph 4.2(f) shall not be subject to the foregoing limitations of this Section 7.

                                   SECTION 8

                                 DEFINED TERMS

   In addition to the other definitions contained herein, the following definitions shall apply:

     (a) Award. The term "Award" shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards, and Performance Unit Awards.

     (b) Board. The term "Board" shall mean the Board of Directors of the Company.

     (c) Change in Control. The term "Change in Control" shall mean the occurrence of any one of the following events:

       (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the United States Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 50% or more of the Voting Stock (as defined below) of the Company;

       (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

       (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

       (iv) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

       (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates (as defined below) of such other company in exchange for stock of such other company).

    For the purpose of this definition of "Change in Control," (I) an "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified and (II) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

     (d) Code. The term "Code" means the United States Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

     (e) Dollars. As used in the Plan, the term "dollars" or numbers preceded by the symbol "$" shall mean amounts in United States dollars.

     (f) Eligible Individual. For purposes of the Plan, the term "Eligible Individual" shall mean any employee of the Company or a Subsidiary, and any consultant, director, or other person providing services to the Company or a Subsidiary. An Award may be granted to an employee or other individual providing services, in connection with hiring, retention or otherwise, prior to the date the employee or service provider first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee or service provider first performs such services.

     (g) Fair Market Value. Except as otherwise provided by the Committee, the "Fair Market Value" of a share of Stock as of any date shall be the closing market composite price for such Stock as reported for the New York Stock Exchange--Composite Transactions on that date or, if Stock is not traded on that date, on the next preceding date on which Stock was traded.

     (h) Subsidiaries. For purposes of the Plan, the term "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

     (i) Stock. The term "Stock" shall mean ordinary shares of stock of the Company.

                                  ACE LIMITED
                                P.O. BOX 11138
                            NEW YORK, NY 10203-0138

                                   P R O X Y
                                   ---------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brian Duperreault, Dominic Frederico and Peter Mear as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on May 11, 2001 or any adjournment thereof.

                             (Continued on Reverse)

________________________________________________________________________________

ACE LIMITED
P.O. BOX 11138
NEW YORK, NY 10203-0138

A.  Election of Directors

For Election to Term Expiring in 2004: Brian Duperreault, Robert M. Hernandez, Peter Menikoff, Robert Ripp and Dermot F. Smurfit.

     For _________    Withheld _________    Exceptions* _________

     *Exceptions _________________________________________________________

To vote your shares for all Director nominees, mark the "For" box on Item A. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.

B. Proposal to approve an amendment to the ACE Limited 1998 Long-Term Incentive Plan.

     For _________    Against _________    Abstain _________

C. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2001.

     For _________    Against _________    Abstain _________

In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.

If you have either an Address Change or Comments on the other side of the card, mark here.

________________________________________________________________________________


Address Change and/or Comments Mark Here ____________________

When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

DATED ____________________, 2001

SIGNED ________________________

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.

If no direction is made, this proxy will be voted for the nominees listed above, for the amendment to the ACE Limited 1998 Long-Term Incentive Plan and for the ratification of accountants.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Votes must be indicated (x) in Black or Blue ink.  [_____]

Sign, Date and Return Proxy Card Promptly Using the Enclosed Envelope.